Exhibit 5.1

Akerman LLP Las Olas Centre II, Suite 1600 350 East Las Olas Boulevard Fort Lauderdale, FL 33301-2999 T: 954 463 2700 F: 954 463 2224

May __, 2019

Ondas Holdings, Inc.

165 Gibraltar Court

Sunnyvale, California, 94089

Re: Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Ondas Holdings, Inc., a Nevada corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1, Registration No. 333-230855 (such registration statement, as amended, and including any registration statement related thereto and filed pursuant to Rule 462(b) under the Act (a “Rule 462(b) registration statement”) is herein referred to as the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Act"), [●] shares of Common Stock, par value $0.0001 per share, of the Company (the "Common Stock"). The Common Stock is to be sold pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by and among the Company and BTIG, LLC, as representative of the several underwriters named in Schedule I thereto (the “Underwriters”), the form of which agreement is filed as an exhibit to the Registration Statement. All of the Common Stock is being registered for sale to the Underwriters by the Company. This opinion is being rendered in connection with the filing of the Registration Statement. All capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in the Registration Statement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement as filed with the Commission on April 12, 2019 under the Act; (ii) Amendment No. 1 to the Registration Statement as filed with the Commission on May 23, 2019 under the Act; (iii) the form of Underwriting Agreement; (iv) the Articles of Incorporation of the Company, as amended, as currently in effect; (v) the By-Laws of the Company, as amended, as currently in effect; and (vi) certain resolutions and minutes of meetings of the Board of Directors of the Company relating to (A) the issuance and sale of the Common Stock, (B) the specimen Common Stock certificate, and (C) other related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

Ondas Holdings, Inc.

May __, 2019

Based upon the foregoing and subject to the limitations set forth below, we are of the opinion that, when the Registration Statement becomes effective under the Act and the Underwriting Agreement has been duly executed and delivered, the Common Stock, when issued by the Company and delivered by the Company against payment therefor as contemplated by the Underwriting Agreement, will be duly and validly issued, fully paid and non-assessable.

For purposes of this opinion, we assume the corporate laws of Nevada are substantially similar to the corporate laws of Florida and we express no opinion as to matters governed by laws of any jurisdiction other than Florida. We neither express nor imply any obligation with respect to any other laws or the laws of any other jurisdiction or of the United States. For purposes of this opinion, we assume that the Shares will be issued in compliance with all applicable state securities or blue sky laws.

We assume no obligation to update or supplement this opinion if any applicable laws change after date of this opinion or if we become aware after the date of this opinion of any facts, whether existing before or arising after the date hereof, that might change the opinions expressly so stated. Without limiting the generality of the foregoing, we neither express nor imply any opinion regarding the contents of the Registration Statement, other than as expressly stated herein with respect to the Shares.

We are opining only as to matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is rendered as of the date hereof and is based upon currently existing statutes, rules, regulations and judicial decisions. We disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that affect any matters or opinions set forth herein.

We understand that you wish to file this opinion as an exhibit to the Registration Statement, and we hereby consent thereto. We hereby further consent to the reference to us under the caption "Legal Matters" in the prospectus included in the Registration Statement and in any Rule 462(b) registration statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ AKERMAN LLP